Exhibit 99.1

Innoviva Reports Second Quarter 2022 Financial Results and Highlights Recent Company Progress

•	Royalties increased by 7% to $111.7 million in the second quarter of 2022, compared to the same quarter in 2021

•	Completed acquisition of the remaining approximately 40% of Entasis Therapeutics at a price of $2.20 per share for a consideration of $42 million in July 2022

•	Entered into definitive merger agreement to acquire all outstanding shares of La Jolla Pharmaceutical Company for $6.23 per share in cash at an implied enterprise value of $149 million in July 2022

•	Sold 15% economic stake in Theravance Respiratory Company (“TRC”) to Royalty Pharma for approximately $282 million and a potential $50 million milestone payment plus full ownership of existing equity investments TRC previously owned in July 2022

BURLINGAME, Calif.—(BUSINESS WIRE)—Jul. 27, 2022—Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” and “the Company”), a diversified holding company with a portfolio of royalties and a growing portfolio of healthcare assets in infectious disease and other areas of high unmet need, today reported financial results for the second quarter ended June 30, 2022.

•	Gross royalty revenues of $111.7 million from Glaxo Group Limited (“GSK”) for the second quarter of 2022 included royalties of $59.3 million from global net sales of RELVAR®/BREO® ELLIPTA® and royalties of $9.6 million from global net sales of ANORO® ELLIPTA®.

•	Income from operations decreased by 14% to $82.6 million, compared to the same quarter in 2021, primarily due to the accounting consolidation of Entasis’ financials, including its $20.0 million operating expenses.

•	Decrease in fair values of equity and long-term investments of $58.6 million in the second quarter of 2022 was mainly due to the volatility in the capital markets.

•	Net cash provided by operating activities was $177.1 million in the first 6 months of 2022, compared to $168.7 million in the same period of 2021.

•	Net cash and cash equivalents totaled $283.6 million, including $22.4 million of Entasis’ cash balance, and receivables from GSK totaled $111.7 million as of June 30, 2022.

Pavel Raifeld, Chief Executive Officer of Innoviva, Inc. stated: “This has been an exciting, transformative time for Innoviva as our core royalty business continued to deliver strong revenues, and we meaningfully advanced our strategy via key strategic and opportunistic transactions.”

Mr. Raifeld continued: “We are thrilled to complete the acquisition of Entasis with its strong pipeline anchored by differentiated, promising lead asset SUL-DUR. Our announced acquisition of La Jolla gives us a highly complementary, profitable commercial platform, creating a fully integrated business in the hospital and infectious disease spaces, diversifying our operations, and meaningfully enhancing long-term growth prospects. We view the recent divestiture of our stake in Theravance Respiratory Company as a very economically and strategically compelling transaction providing us with significant optionality. As a well-capitalized, highly cashflow generative company, we are strongly positioned for sustained value creation in the current market environment.”

Recent Highlights

•	GSK Net Sales:

o	Second quarter 2022 net sales of RELVAR®/BREO® ELLIPTA® by GSK were $395.5 million, down 10% from $439.5 million in the same quarter of 2021, with $189.7 million in net sales from the U.S. market and $205.8 million from non-U.S. markets.

o	Second quarter 2022 net sales of ANORO® ELLIPTA® by GSK were $148.2 million, down 19% from $184.0 million in the same quarter of 2021, with $74.5 million net sales from the U.S. market and $73.7 million from non-U.S. markets.

o	Second quarter 2022 net sales of TRELEGY® ELLIPTA® by GSK were $590.1 million, up 45% from $405.9 million in the same quarter of 2021, with $449.1 million in net sales from the U.S. market and $141.0 million in net sales from non-U.S. markets.

•	Second Quarter and Recent Corporate Updates:

o	During the second quarter of 2022, the Company’s wholly owned subsidiary, Innoviva Strategic Opportunities LLC, announced the purchase of all the issued and outstanding equity securities of Entasis Therapeutics not already owned by Innoviva and its affiliates for $2.20 per share for a consideration of $42.4 million. The purchase closed on July 11, 2022.

o	Subsequent to the close of the second quarter of 2022, the Company’s wholly owned subsidiary, Innoviva Strategic Opportunities LLC, entered into a definitive merger agreement to acquire La Jolla Pharmaceutical Company (Nasdaq: LJPC). Innoviva has agreed to pay $5.95 per share and an incremental $0.28 per share for additional cash proceeds received in connection with the divestiture of a non-core asset. The implied enterprise value of La Jolla was approximately $149 million. The acquisition is expected to close later in the third quarter of 2022.

o	In July, the Company sold its 15% stake in Theravance Respiratory Company (“TRC”), which received royalties stemming from sales of TRELEGY® ELLIPTA®, to Royalty Pharma plc (Nasdaq: RPRX) for an upfront cash payment of approximately $282 million and a potential $50 million contingent sales-based milestone payment. Under the terms of the agreement, TRC also transferred to Innoviva all of TRC’s ownership interests and investments in InCarda Therapeutics Inc., ImaginAb, Inc., Gate Neurosciences, Inc. and Nanolive SA; collectively, these ownership interests are valued at $42.5 million as of quarter-end. Innoviva retained its royalty rights with respect to ANORO® ELLIPTA® and RELVAR®/BREO® ELLIPTA®.

About Innoviva

Innoviva is a diversified holding company with a portfolio of royalties and other healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”), including RELVAR®/BREO® ELLIPTA® (fluticasone furoate/ vilanterol, “FF/VI”), ANORO® ELLIPTA® (umeclidinium bromide/ vilanterol, “UMEC/VI”) and, formerly, TRELEGY® ELLIPTA® (the combination FF/UMEC/VI). Under the Long-Acting Beta2 Agonist (“LABA”) Collaboration Agreement, Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®.

ANORO®, RELVAR®, BREO®, TRELEGY® and ELLIPTA® are trademarks of the GSK group of companies.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and, formerly, TRELEGY® ELLIPTA® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”). Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue (1)	$108,220	$100,806	$198,279	$186,324
Operating expenses:
Research and development	13,884	38	19,722	87
General and administrative	11,782	4,228	18,274	10,214
Total operating expenses	25,666	4,266	37,996	10,301
Income from operations	82,554	96,540	160,283	176,023
Interest and dividend income	724	20	1,046	50
Other expense, net	(528)	(951)	(778)	(1,384)
Interest expense	(3,655)	(4,745)	(6,665)	(9,439)
Loss on debt extinguishment	-	-	(20,662)	-
Changes in fair values of equity and long-term investments, net	(58,600)	45,315	(68,011)	100,360
Income before income taxes	20,495	136,179	65,213	265,610
Income tax expense (benefit), net	(876)	25,333	5,984	45,069
Net income	21,371	110,846	59,229	220,541
Net income attributable to noncontrolling interest	20,432	21,898	42,517	37,470
Net income attributable to Innoviva stockholders	$939	$88,948	$16,712	$183,071

Basic net income per share attributable to Innoviva stockholders	$0.01	$1.01	$0.24	$1.93
Diluted net income per share attributable to Innoviva stockholders	$0.05	$0.90	$0.24	$1.73

Shares used to compute basic net income per share	69,643	88,423	69,594	94,858
Shares used to compute diluted net income per share	95,653	100,639	94,692	107,096

(1) Total net revenue from a related party is comprised of the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

	(unaudited)		(unaudited)
Royalties from a related party	$111,676	$104,262	$205,191	$193,236
Amortization of capitalized fees paid to a related party	(3,456)	(3,456)	(6,912)	(6,912)
Royalty revenue from a related party, net	$108,220	$100,806	$198,279	$186,324

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2022	2021
	(unaudited)	(1)
Assets
Cash and cash equivalents	$283,580	$201,525
Other current assets	116,748	112,148
Property and equipment, net	176	12
Equity and long-term investments	494,097	483,845
Capitalized fees paid to a related party, net	104,518	111,430
Right-of-use assets	3,545	97
Goodwill	5,544	-
Intangible assets	105,000	-
Deferred tax assets, net	23,274	17,327
Other assets	1,157	11
Total assets	$1,137,639	$926,395

Liabilities and stockholders’ equity
Other current liabilities	$25,338	$1,655
Accrued interest payable	4,498	4,152
Convertible subordinated notes, due 2023, net	96,072	240,364
Convertible senior notes, due 2025, net	190,235	154,289
Convertible senior notes, due 2028, net	252,943	-
Lease liabilities, long-term	3,091	-

Innoviva stockholders’ equity	388,337	414,743
Noncontrolling interest	177,125	111,192

Total liabilities and stockholders’ equity	$1,137,639	$926,395

(1) The selected consolidated balance sheet amounts at December 31, 2021 are derived from audited financial statements.

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

	Six Months Ended June 30,
	2022	2021

	(unaudited)
Net cash provided by operating activities	$177,137	$168,721
Net cash provided by (used in) investing activities	(145,678)	63,627
Net cash provided by (used in) financing activities	50,596	(435,570)

Innoviva Contacts:
Argot Partners
(212) 600-1902
innoviva@argotpartners.com